UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2023

NCR VOYIX CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices, and zip code)

Registrant’s telephone number, including area code: (937) 445-1936

NCR Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VYX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On October 16, 2023 (the “Closing Date”), NCR Voyix Corporation, a Maryland corporation (“Voyix”), which, prior to the Name Change (as defined below) was known as NCR Corporation, entered into definitive agreements with NCR Atleos Corporation, a Maryland corporation, and, prior to the Spin-Off (as defined below), a wholly-owned subsidiary of Voyix (“Atleos”). The definitive agreements were entered into in connection with Voyix’s previously announced plan to separate into two independent, publicly-traded companies, in a transaction in which Voyix will retain its Retail, Hospitality and Digital Banking businesses and spin off its Self-Service Banking, Payments & Network and Telecommunications and Technology businesses to Voyix’s common stockholders (the “Spin-Off”). The definitive agreements entered into between Voyix and Atleos in connection with the Spin-Off set forth the terms and conditions of the Spin-Off and provide a framework for Voyix’s relationship with Atleos following the Spin-Off, including the allocation between Voyix and Atleos of Voyix’s and Atleos’ assets, liabilities and obligations attributable to periods prior to, at and after the Spin-Off. These agreements include the Separation and Distribution Agreement (as described below), which contains certain key provisions related to the Spin-Off, as well as a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, a Patent and Technology Cross-License Agreement, a Trademark License and Use Agreement, a Master Services Agreement and a Manufacturing Services Agreement (each, as described below) (collectively, the “Separation Agreements”).

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth Atleos’s agreement with Voyix regarding the principal transactions necessary to separate Atleos from Voyix. It also sets forth other agreements that govern certain aspects of Atleos’s relationship with Voyix after the Closing Date.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identifies assets transferred, liabilities assumed and contracts assigned to each of Atleos and Voyix as part of the reorganization of Voyix. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All assets constituting “Atleos Assets” will be retained by or transferred to Atleos or one of Atleos’s subsidiaries. Atleos assets consist of, among other things, assets primarily related to the Atleos business, all rights, claims, causes of action and credits to the extent related to any assets or liabilities allocated to Atleos, certain owned and leased real properties designated as Atleos assets and certain subsidiaries of Voyix. All other assets of Voyix that are not Atleos assets will be retained by or transferred to Voyix. These retained assets include, among others, certain owned and leased real property, certain equity interests in certain investments and all rights, claims, causes of action and credits to the extent relating to any assets or liabilities allocated to Voyix. Atleos shall be entitled to retain a maximum of $436.3 million of cash and cash equivalents at the time of the Distribution (as defined below) (subject to an obligation pursuant to the Employee Matters Agreement to make a $136.3 million contribution to the U.S. pension plan following the Distribution), and will be required to repay any amounts it retains in excess thereof to Voyix following the Distribution. In the event that Atleos’s cash and cash equivalents balance is less than $386.3 million (the “Cash Floor”) at the time of the Distribution, Voyix shall make a cash payment to Atleos equal to the difference between Atleos’s cash and cash equivalents balance at the time of the Distribution and the Cash Floor. In addition, in the event that Voyix’s cash and cash equivalents balance is greater than $250 million at the time of the Distribution (less any amounts paid by Voyix pursuant to the preceding sentence), Voyix will be required to make a payment to Atleos for fifty percent (50%) of every dollar above such threshold, up to a maximum of $25 million; provided, that, at no time will Voyix make additional payments to Atleos which will result in it receiving more than $411.3 million in the aggregate between the amounts it holds at the time of the Distribution and amounts paid to it by Voyix pursuant to this obligation.

•

Voyix will transfer to Atleos, and Atleos will assume, certain liabilities, whether accrued or contingent, and whether arising prior to, at or after the Distribution, including, among others, all liabilities to the extent relating to the Atleos business and/or the Atleos assets, 50% of certain shared environmental liabilities arising from conduct prior to the Distribution if Voyix’s annual costs with respect thereto exceed $15 million, 50% of all liabilities of a divested or discontinued business that was divested or discontinued prior to the Distribution and liabilities relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including Atleos’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2023 and the Information Statement (as defined below)). Voyix will retain all other liabilities, including, among others, 50% of all liabilities of a divested or discontinued business that was divested or discontinued prior to the Distribution, the first $15 million of annual costs incurred in connection with certain shared environmental liabilities arising from conduct prior to the Distribution and 50% of any such costs thereafter and all indemnification obligations to current and former Voyix directors and officers.

•

Except as otherwise provided in the Separation and Distribution Agreement, in any ancillary agreement, or otherwise agreed between Atleos and Voyix, Voyix will be responsible for all costs and expenses incurred on or prior to the Distribution by Voyix or Atleos in connection with the Spin-Off transaction (including, without limitation, costs and expenses relating to legal counsel, financial advisors, and accounting advisory work related to the separation) and that remain unpaid as of the Distribution, other than costs arising in connection with the financing transactions for Atleos’s indebtedness.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, are solely covered by the Tax Matters Agreement.

Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets are transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Releases and Indemnifications. Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party releases and forever discharges the other party and its subsidiaries and affiliates from all liabilities existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the separation or the Distribution. The releases will not extend to obligations or liabilities under any agreement between the parties that is not to terminate as of the Distribution. In addition, the Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of Atleos’s business with Atleos and financial responsibility for the obligations and liabilities of Voyix’s business with Voyix. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend, and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees, and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;

•

the failure of a party to pay, perform or otherwise promptly discharge any liability assumed or retained pursuant to the Separation and Distribution Agreement in accordance with their respective terms; and

•	any breach by such party, following the Spin-Off, of the Separation and Distribution Agreement or certain ancillary agreements.

Each party’s aforementioned indemnification obligations are uncapped; provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed solely by the Tax Matters Agreement.

Legal Matters. Except as otherwise set forth in the Separation and Distribution Agreement (or as further described below), each party to the Separation and Distribution Agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. The Separation and Distribution Agreement will further describe certain shared environmental liabilities, of which, notwithstanding Atleos’s obligations to pay its portion of these shared liabilities, Voyix shall assume defense and responsibility for performing all remedial actions, subject to certain specified exceptions.

Non-Compete. The Separation and Distribution Agreement will include certain noncompetition obligations with respect to each of Atleos and Voyix, prohibiting them from engaging in certain future business and activities that relate to the business of the other party. Specifically, and subject to certain exceptions, for a period of three (3) years following the date of the Distribution, each of Voyix and Atleos will not directly or indirectly own, invest in, operate, manage, control, participate or engage in the business as conducted by the other party immediately following the Spin-Off, provided that Atleos shall be prohibited from providing certain installation and maintenance services for a further two (2) year period.

Dispute Resolution. Subject to certain exceptions, if a dispute arises with Voyix arising out of, in connection with, or in relation to the Separation and Distribution Agreement or any ancillary agreement or the transactions contemplated thereby, such other representatives as the parties may designate will negotiate to resolve any disputes for a period of forty-five (45) days, which may be extended by mutual written consent. If the parties do not resolve the dispute and the period is not extended, the chief executive officers of the parties will negotiate for a reasonable period of time, not to extend beyond sixty (60) days from the end of the forty-five (45) day period, unless otherwise agreed to by the parties in writing. If the parties are unable to resolve the dispute in this manner, either party may demand that the dispute be submitted to arbitration administered by JAMS for final determination. The dispute will be exclusively and finally determined by arbitration by, for any dispute asserting claims exceeding $1 million (or equivalent value) or seeking injunctive or other equitable relief, a panel of three arbitrators and all other disputes shall be conducted by a sole arbitrator. In certain cases, an emergency arbitrator appointed pursuant to JAMS’ rules may make decisions, subject to final determination by the appropriate arbitrator.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation and Distribution Agreement include access to information, confidentiality, treatment of shared contracts, transfers to be completed following the Distribution and the receipt of any related third-party consents, access to insurance policies and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

On October 16, 2023, Voyix and Atleos entered into a Transition Services Agreement that governs the services to be provided by the parties for a limited period of time to facilitate their transition to standalone businesses. The charges for such services are generally intended to allow the service provider to recover all of its direct and indirect costs, generally without profit. The services to be provided are principally set forth in one or more schedules attached to the Transition Services Agreement, and include information technology, human resources, payroll, tax and real estate-related services, among others. All services to be provided under the Transition Services Agreement will be provided for a specified period of time depending on the type and scope of the services to be provided, with the term for such services to be no longer than twenty-four (24) months, and will include services being provided by both parties currently that Voyix and Atleos will need to continue receiving following the Spin-Off to operate their respective businesses.

The foregoing description of the Transition Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Services Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Tax Matters Agreement

On October 16, 2023, Voyix and Atleos entered into a Tax Matters Agreement which, among other things, governs Voyix’s and Atleos’ respective rights, responsibilities and obligations after the Spin-Off with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event the Distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that Voyix shareholders receive in lieu of fractional shares). A summary of certain important terms and conditions of the Tax Matters Agreement can be found in the section entitled “Certain Relationships and Related Party Transactions-Material Agreements with NCR-Tax Matters Agreement” in Atleos’s Information Statement (the “Information Statement”), which is included as Exhibit 99.1 to Atleos’s Current Report on Form 8-K that was filed with the SEC on August 15, 2023. Such summary is incorporated into this Item 1.01 by reference as if restated in full.

The foregoing description of the Tax Matters Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Tax Matters Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated into this Item 1.01 by reference.

Employee Matters Agreement

On October 16, 2023, Voyix and Atleos entered into an Employee Matters Agreement which allocates liabilities and responsibilities between the parties relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. The Employee Matters Agreement also governs the equitable adjustments being made in connection with the Spin-Off to equity-based awards granted by Voyix prior to the separation. The Employee Matters Agreement requires that Atleos contribute $136.3 million to the Atleos U.S. pension plan within sixty (60) days of the Distribution Date (as defined below). A summary of certain important terms and conditions of the Employee Matters Agreement can be found in the section entitled “Certain Relationships and Related Party Transactions-Material Agreements with NCR-Employee Matters Agreement” in the Information Statement. Such summary is incorporated into this Item 1.01 by reference as if restated in full.

The foregoing description of the Employee Matters Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employee Matters Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated into this Item 1.01 by reference.

Patent and Technology Cross-License Agreement

On October 16, 2023, Voyix and Atleos entered into a Patent and Technology Cross-License Agreement, which sets forth the terms and conditions pursuant to which each party and its affiliates are licensed under the patents and have the right to use the technology of the other party and its affiliates. A summary of certain important terms and conditions of the Patent and Technology Cross-License Agreement can be found in the section entitled “Certain Relationships and Related Party Transactions-Material Agreements with NCR-Patent and Technology Cross-License Agreement” in the Information Statement. Such summary is incorporated into this Item 1.01 by reference as if restated in full.

The foregoing description of the Patent and Technology Cross-License Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Patent and Technology Cross-License Agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated into this Item 1.01 by reference.

Trademark License and Use Agreement On October 16, 2023, Voyix and Atleos entered into a Trademark License and Use Agreement, which sets forth the terms and conditions pursuant to which Atleos and its affiliates are licensed to use certain trademarks of Voyix and its affiliates, including certain Voyix trademarks using the term “NCR,” for specified uses necessary to carry out their business. The license is non-exclusive with respect to certain of the licensed trademarks and exclusive with respect to other licensed trademarks. The license is also non-transferable (except as provided below), sublicensable (as provided below), fully paid-up (without the obligation to pay any royalties), and worldwide. Atleos and its affiliates will have the right to assign their license rights to a successor that acquires all or substantially all of Atleos and its affiliates’ assets or equity. In the event that Atleos or its affiliates sell or otherwise dispose of certain businesses or product-, service-, or solution-lines, the acquirer thereof shall cease all use of the licensed trademarks within a specified period after the acquisition. Atleos and its affiliates will have the right to sublicense their rights for purposes of supporting their businesses. The license or portions thereof may be terminated by Voyix or Atleos in the event of: (i) certain material breaches; or (ii) non-use of one or more licensed trademarks for a specified period of time by the other party.

The foregoing description of the Trademark License and Use Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Trademark License and Use Agreement, a copy of which is filed as Exhibit 10.5 hereto and is incorporated into this Item 1.01 by reference.

Master Services Agreement

On October 16, 2023, Voyix and Cardtronics USA, Inc, a Delaware corporation (“Cardtronics”) and subsidiary of Atleos, entered into a Master Services Agreement, pursuant to which Voyix or Cardtronics or their subsidiaries will provide services to one another following the Spin-Off. Subject to certain termination rights, the agreement will be for a period of three (3) years with successive twelve (12) month auto-renewals, unless one party provides notice of nonrenewal to the other within the appropriate timeframe required by the agreement. A summary of certain important terms and conditions of the Master Services Agreement can be found in the section entitled “Certain Relationships and Related Party Transactions-Material Agreements with NCR-Certain Commercial Agreements” in the Information Statement. Such summary is incorporated into this Item 1.01 by reference as if restated in full.

The foregoing description of the Master Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Master Services Agreement, a copy of which is filed as Exhibit 10.6 hereto and is incorporated into this Item 1.01 by reference.

Manufacturing Services Agreement

On October 16, 2023, Voyix and NCR Corporation India Private Limited, an Indian company (“NCR India”) and subsidiary of Atleos, entered into a Manufacturing Services Agreement, (the “Manufacturing Agreement”), pursuant to which NCR India and certain of its subsidiaries will continue to produce self check outs (“SCOs”) and other specified Voyix products at Atleos’ Chennai, India manufacturing site. The Manufacturing Services Agreement will be for a fixed term of five (5) years, after which it will expire. The Manufacturing Services Agreement may not be terminated except for a party’s uncured material breach or a party’s insolvency. A summary of certain important terms and conditions of the Manufacturing Services Agreement can be found in the section entitled “Certain Relationships and Related Party Transactions-Material Agreements with NCR-Certain Commercial Agreements” in the Information Statement. Such summary is incorporated into this Item 1.01 by reference as if restated in full.

The foregoing description of the Manufacturing Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Manufacturing Services Agreement, a copy of which is filed as Exhibit 10.7 hereto and is incorporated into this Item 1.01 by reference.

Credit Agreement

On the Closing Date, Voyix entered into a credit agreement (the “Credit Agreement”), with certain subsidiaries of Voyix party thereto as foreign borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement provides for new senior secured credit facilities in an aggregate principal amount of $700 million, which are comprised of (i) a five-year multicurrency revolving credit facility in the aggregate principal amount of $500 million (including (a) a letter of credit sub-facility in an aggregate principal amount of up to $75 million and (b) a sub-facility in an aggregate principal amount of up to $200 million for borrowings and letters of credit in certain agreed foreign currencies) (the “Revolving Credit Facility,” and the loans thereunder, the “Revolving Loans”) and (ii) a five-year term loan “A” facility in the aggregate principal amount of $200 million (the “Term Loan A Facility,” and the loans thereunder, the “Term A Loans” and, the Term Loan A Facility, together with the Revolving Credit Facility, the “Credit Facilities”).

On the Closing Date, Voyix borrowed the full amount under the Term Loan A Facility and drew $63 million in Revolving Loans under the Revolving Credit Facility.

Interest Rates

The Term A Loans and the Revolving Loans (collectively, the “Loans”) will bear interest based on SOFR (or an alternative reference rate for amounts denominated in a currency other than Dollars), or, at Voyix’s option, in the case of amounts denominated in Dollars, at a base reference rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest last quoted by the Administrative Agent as its “prime rate” and (c) the one-month SOFR rate plus 1.00% (the “Base Rate”), plus, as applicable, a margin ranging from 2.25% to 3.25% per annum for SOFR-based Loans and ranging from 1.25% to 2.25% per annum for Base Rate-based Loans, in each case, depending on Voyix’s consolidated leverage ratio.

Fees

In connection with the Credit Facilities, Voyix will pay customary agency fees and a commitment fee based on the daily unused portion of the Revolving Credit Facility and ranging from 0.25% to 0.50% per annum, depending on Voyix’s consolidated leverage ratio.

Amortization and Maturity

The outstanding principal balance of the Term Loan A Facility is required to be repaid in quarterly installments beginning with the first full fiscal quarter after the Closing Date in an amount equal to (i) 1.875% of the original principal amount of the Term A Loans during the first three years and (ii) 2.50% of the original principal amount of the Term A Loans during final two years. Any remaining outstanding balance will be due at maturity on the fifth anniversary of the Closing Date.

The Revolving Credit Facility is not subject to amortization and will mature on the fifth anniversary of the Closing Date.

Guarantee and Security

Voyix, the Subsidiary Loan Parties (as defined in the Credit Agreement) and the Administrative Agent entered into a guarantee and collateral agreement (the “Collateral Agreement”), pursuant to which Voyix and the Subsidiary Guarantors granted a security interest in the Collateral (as defined below) and provided a guarantee of the obligations under the Credit Facilities in favor of the Administrative Agent.

The obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of Voyix’s assets and the assets of the Subsidiary Guarantors, in each case, subject to customary exceptions and exclusions (the “Collateral”).

Mandatory Prepayments

The Credit Agreement requires Voyix to prepay, subject to certain exceptions, outstanding Term A Loans with:

•	50% (subject to reductions to 25% and 0% based on Voyix’s consolidated leverage ratio) of Voyix’s annual excess cash flow;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under the Credit Agreement.

If at any time the aggregate amount of outstanding revolving borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Credit Facility exceeds the aggregate commitments in respect thereof, Voyix is required to repay outstanding Revolving Loans and/or cash collateralize letters of credit.

Representations, Warranties, Covenants and Events of Default

The Credit Agreement contains customary representations and warranties, affirmative covenants, and negative covenants. The negative covenants limit Voyix and its subsidiaries’ ability to, among other things, incur indebtedness, create liens on Voyix’s or its subsidiaries’ assets, engage in fundamental changes, make investments, sell or otherwise dispose of assets, engage in sale-leaseback transactions, make restricted payments, repay subordinated indebtedness, engage in certain transactions with affiliates and enter into agreements restricting the ability of Voyix’s subsidiaries to make distributions to Voyix or incur liens on their assets.

The Credit Agreement also contains a financial covenant that does not permit Voyix to allow its consolidated leverage ratio to exceed (i) in the case of any fiscal quarter ending on or prior to September 30, 2024, 4.75:1.00, (ii) in the case of any fiscal quarter ending on or following September 30, 2024 and prior to September 30, 2025, 4.50:1.00 and (iii) in the case of any fiscal quarter ending on or following September 30, 2025, 4.25:1.00, in each case subject, to (x) increases of 0.25 in connection with the consummation of any material acquisition and applicable to the fiscal quarter in which such acquisition is consummated and the three consecutive fiscal quarters thereafter, and (y) a maximum cap of 5.00:1.00.

The Credit Agreement also contains customary events of default including, among other things, non- payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and change of control. The occurrence of an event of default could result in the termination of commitments under the Credit Facilities, the acceleration of all outstanding amounts thereunder and the requirement to cash collateralize outstanding letters of credit.

Incremental Facilities

The Credit Agreement permits Voyix to request, from time to time and subject to certain customary conditions, including obtaining commitments therefor (a) increases in any existing tranche of Term A Loans, (b) the establishment of new tranches of incremental term loans and/or (c) the establishment of incremental revolving commitments, in an aggregate principal amount for all such incremental facilities, when combined with any “incremental equivalent debt,” of up to $300 million plus such amount as would not cause Voyix’s consolidated leverage ratio, calculated on a pro forma basis and assuming all incremental commitments were fully drawn, to exceed 3.00 to 1.00.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto and are incorporated herein by reference.

Seventh Amendment to Trade Receivables Facility

On the Closing Date, Voyix entered into the Seventh Amendment to Receivables Purchase Agreement (the “RPA Amendment”), by and among Voyix, as servicer, NCR Receivables LLC (“NCR Receivables”), an existing wholly-owned special purpose subsidiary, as seller, NCR Canada Receivables LP, an existing wholly-owned special purpose subsidiary (“NCR Canada Receivables”), NCR Canada Corp., as servicer, PNC Bank, National Association (“PNC”), as administrative agent, PNC, MUFG Bank, Ltd., Victory Receivables Corporation and the other purchasers from time to time party thereto (the “Purchasers”), and PNC Capital Markets LLC, as structuring agent. In connection therewith, (i) Voyix, entered into that certain First Amendment to Amended and Restated Purchase and Sale Agreement (the “PSA Amendment”), among Voyix, Cardtronics USA, Inc. and ATM National, LLC (together with Cardtronics USA, Inc., the “Released U.S. Originators”) and NCR Receivables and (ii) NCR Canada Corp. entered into that certain Release Under Canadian Purchase and Sale Agreement (the “Canadian Release”), among NCR Canada Corp., NCR Canada Receivables and Cardtronics Canada Holdings Inc. (the “Released Canadian Originator,” and together with the Released U.S. Originators, the “Released Originators”).

The RPA Amendment, the PSA Amendment and the Canadian Release modify certain terms of the Company’s existing revolving trade receivables facility (the “Trade Receivables Facility”) in order to, among other things, (i) extend the scheduled maturity of the Trade Receivables Facility by two years, (ii) provide for the repurchase by each of the Released Originators of its outstanding receivables from the Trade Receivables Facility, (iii) assign to Voyix and NCR Canada Corp., as applicable, the obligations of each of the Released Originators under the Trade Receivables Facility and release each such Released Originator from all of its obligations thereunder, and (iv) make adjustments to the factors used to determine the availability of capital for investment in the pool of receivables by the Purchasers under the Trade Receivables Facility.

In connection with the foregoing amendments to the Trade Receivables Facility, the U.S. SPE paid certain upfront closing fees to the administrative agent and structuring agent for their services and will pay annual commitment and other customary fees to the Purchasers.

The RPA Amendment, the PSA Amendment and the Canadian Release are filed as Exhibits 10.9, 10.10 and 10.11 hereto, respectively, and are incorporated herein by reference, and the description of the Trade Receivables Facility contained herein is qualified in its entirety by the terms of these agreements.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, Voyix repaid all accrued and unpaid loans and other amounts due under that certain Credit Agreement, dated as of August 22, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time on or prior to the Closing Date), among Voyix, as borrower, the lenders and issuing banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, and terminated all commitments thereunder.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Immediately prior to the consummation of the Spin-Off, Atleos was a wholly-owned subsidiary of Voyix. Effective as of 5:00 p.m. local New York City time on October 16, 2023 (the “Distribution Date”), Voyix completed the Spin-Off through a pro rata distribution to holders of record of Voyix’s common stock, par value $0.01 per share (“Voyix Common Stock”), as of 5:00 p.m. local New York City time on October 2, 2023 (the “Record Date”), of one share of Atleos’ common stock, par value $0.01 per share (“Atleos Common Stock”), for every two shares of Voyix Common Stock held by such Voyix common stockholders as of the Record Date (the “Distribution”). Atleos is now an independent public company and Atleos Common Stock commenced trading “regular way” under the symbol “NATL” on the New York Stock Exchange (the “NYSE”) on October 17, 2023, which is the next trading day following the Distribution Date. Prior to the Spin-Off, Voyix completed the Name Change, and Voyix Common Stock ceased trading under the ticker symbol “NCR” and commenced trading under its new symbol “VYX” on the NYSE on October 17, 2023, which is the next trading day following the Distribution Date. Voyix did not issue fractional shares of Atleos Common Stock in connection with the Distribution. Following the Spin-Off, Voyix does not beneficially own any shares of Atleos Common Stock and will no longer consolidate Atleos within Voyix’s financial results.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report under “Credit Agreement” and “Seventh Amendment to Trade Receivables Facility” on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under the section titled “Amended and Restated By-laws” in Item 5.03 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Election of Directors

Effective as of the consummation of the Spin-Off on October 16, 2023, each of Joseph E. Reece, Michael D. Hayford, Mark Begor, Deborah Farrington, Martin Mucci and Glenn W. Welling resigned from his or her position as a director on Voyix’s Board of Directors (the “Voyix Board”), including the committees of the Voyix Board of which he or she was a member. Joseph E. Reece was elected as a director of Atleos as of October 10, 2023 and will remain on the Atleos board of directors. Mark Begor was elected as a director of Atleos as of October 16, 2023.

Effective as of immediately following the consummation of the Spin-Off on October 16, 2023, each of James G. Kelly, David Wilkinson, Janet B. Haugen, Laura M. Miller and Kevin Reddy was elected as a director of Voyix, to serve on the Voyix Board until the next annual meeting of Voyix’s stockholders and until his or her successor is duly elected and qualified. Biographical information for each of James G. Kelly, David Wilkinson, Janet B. Haugen, Laura M. Miller and Kevin Reddy is provided below:

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James G. Kelly: James G. Kelly most recently served as Chief Executive Officer and a member of the board of directors at EVO Payments, Inc. from May 2018 until EVO’s acquisition by Global Payments, Inc. in March 2023. Previously, he served in senior leadership roles at Global Payments and spent 10 years at Alvarez & Marsal, a leading global professional services firm. Mr. Kelly also currently serves on the advisory boards of Madison Dearborn Partners, Broad Sky Partners and New Mountain Capital, and is a member of the board of directors of MoneyGram International Inc. and Great Gray Trust Company. He also serves on the National Commercial Fishing Safety Advisory Committee of the U.S. Department of Homeland Security.

•	David Wilkinson: A biography for David Wilkinson is included under “Resignation and Appointment of Certain Executive Officers” in this Item 5.02 of this Current Report on Form 8-K.

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Janet B. Haugen: Janet Haugen is the former senior vice president and Chief Financial Officer of Unisys Corporation, a global information technology, which she served from 2000 to 2016. Ms. Haugen also held several leadership positions at Unisys, which she joined in 1996, and prior to that was a partner at Ernst & Young.

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Laura M. Miller: Laura Miller has served as executive vice president and Chief Information Officer (“CIO”) of Macy’s, Inc. since 2021. As CIO of Macy’s, her responsibilities include strategy, execution, operations, enterprise data and analytics, and cybersecurity for three brands in more than 650 locations. Ms. Miller also helps define Macy’s overall strategy and roadmap to be a digitally led omnichannel retailer.

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Kevin Reddy: Kevin Reddy serves as a board member for a carefully chosen portfolio of public and private companies and as a senior advisor to distinguished investment funds. He has successfully opened more than 1,000 restaurants while building multiple brands within the restaurant industry. Mr. Reddy served as Chief Executive Officer of Noodles & Company from 2007 to 2016.

Effective as of the consummation of the Spin-Off on October 16, 2023, the Voyix Board consists of James G. Kelly, David Wilkinson, Gregory Blank, Catherine L. Burke, Janet B. Haugen, Georgette Kiser, Kirk T. Larsen, Laura M. Miller, Kevin Reddy and Laura J. Sen. James G. Kelly will serve as the chairman of the Voyix Board.

Also, effective as of the consummation of the Spin-Off on October 16, 2023:

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Laura M. Miller and Janet B. Haugen were each appointed as additional members of the audit committee of the Voyix Board (the “Audit Committee”). Janet B. Haugen was appointed to serve as the chair of the Audit Committee. Effective as of the consummation of the Spin-Off on October 16, 2023, the Audit Committee consists of Laura B. Miller, Janet B. Haugen, Laura J. Sen, Gregory Blank and Kirk T. Larsen, with Janet B. Haugen serving as the chair of the Audit Committee.

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Kevin Reddy and Janet B. Haugen were each appointed as additional members of the compensation and human resource committee of the Voyix Board (the “CHRC”). Effective as of the consummation of the Spin-Off on October 16, 2023, the CHRC consists of Kevin Reddy, Janet B. Haugen and Kirk T. Larsen, with Kirk T. Larsen serving as the chair of the CHRC.

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Kevin Reddy was appointed as an additional member of the committee on directors and governance of the Voyix Board (“CODG”). Effective as of the consummation of the Spin-Off on October 16, 2023, the CODG consists of Kevin Reddy, Gregory Blank, Georgette D. Kiser and Catherine L. Burke, with Catherine L. Burke serving as the chair of the CODG.

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Laura M. Miller was appointed as a member of the risk committee of the Voyix Board (the “Risk Committee”). Effective as of the consummation of the Spin-Off on October 16, 2023, the Risk Committee consists of Laura M. Miller, Catherine L. Burke, Laura J. Sen and Georgette D. Kiser, with Georgette D. Kiser serving as the chair of the Risk Committee.

Each of the non-employee directors of Voyix will receive compensation for their service as a director or committee member in accordance with Voyix’s standard director compensation plans and programs more fully described in the NCR Corporation 2023 Notice of Annual Meeting and Proxy Statement/Prospectus filed with the SEC on March 21, 2023 under the heading “Director Compensation-Director Compensation Program,” which is incorporated into this Item 5.02 by reference, provided that certain committee and chair cash retainers, as well as the additional cash retainers for non-executive chairman and lead independent director, will be reduced, the annual equity grant will be reduced from $225,000 to $160,000, and the pro-rata mid-year sign-on grants for new non-employee directors will be increased by a 25% premium.

There are no arrangements or understandings between any of the individuals listed above and any other person pursuant to which such individuals were selected as directors. There are no transactions involving any of the individuals listed above that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Resignation and Appointment of Certain Executive Officers

Effective upon the consummation of the Spin-Off, the following individuals ceased serving as executive officers of Voyix:

Name	Position
Michael D. Hayford	Chief Executive Officer
Timothy Oliver	Senior Executive Vice President and Chief Financial Officer
Owen Sullivan	President and Chief Operating Officer
James Bedore	Executive Vice President, Secretary and General Counsel
Donald W. Layden, Jr.	Executive Vice President and General Manager, President, ATM, Network and Banking
Beth Potter	Chief Accounting Officer
Stuart Mackinnon	Executive Vice President, Payments and Network Global Technology
Daniel Antilley	Executive Vice President and Chief Security Officer
Patricia Watson	Executive Vice President and Chief Information Officer

On October 13, 2023, in connection with the Spin-Off, Voyix and Mr. Hayford entered into a separation and release agreement pursuant to which Mr. Hayford agreed to remain employed through the Spin-Off, and subject to his execution of a supplemental release of claims following his termination of employment as of the Spin-Off (which qualifies as a constructive termination under his existing contractual agreements), will be entitled to (i) receive cash severance payments and benefits consistent with the provisions of his employment agreement dated as of April 27, 2018 and amended as of February 16, 2023 and (ii) continued vesting of his outstanding Voyix equity awards (as adjusted in connection with the Spin-Off) as if he had remained actively employed following the Spin-Off. Mr. Hayford affirmed certain post-employment restrictive covenants pertaining to non-competition, non-solicitation, confidentiality and nondisparagement.

On October 13, 2023, in connection with the Spin-Off, Voyix and Mr. Sullivan entered into a separation and release agreement pursuant to which Mr. Sullivan agreed to remain employed through the Spin-Off, and subject to his execution of a supplemental release of claims following his termination of employment as of the Spin-Off (which qualifies as a constructive termination under his existing contractual agreements), will be entitled to (i) receive cash severance payments and benefits consistent with the provisions of his employment agreement dated as of July 18, 2018 and amended as of February 13, 2023, (ii) accelerated vesting of his outstanding Voyix equity awards granted in 2023 (as adjusted in connection with the Spin-Off) in accordance with their terms and (iii) continued vesting of his outstanding Voyix equity awards granted prior to 2023 (as adjusted in connection with the Spin-Off) as if he had remained actively employed following the Spin-Off, consistent with the provisions of his amended employment agreement. Mr. Sullivan also affirmed certain post-employment restrictive covenants pertaining to non-competition, non-solicitation, confidentiality and nondisparagement.

On October 13, 2023, in connection with the Spin-Off, Voyix and Mr. Layden entered into a separation and release agreement pursuant to which Mr. Layden agreed to remain employed through the Spin-Off, and subject to his execution of a supplemental release of claims following his termination of employment as of the Spin-Off (which qualifies as a constructive termination under his existing contractual agreements), will be entitled to (i) receive cash severance payments and benefits consistent with the provisions of his employment agreement dated as of October 1, 2021 and amended as of February 13, 2023, (ii) accelerated vesting of his outstanding Voyix equity awards granted in 2023 (as adjusted in connection with the Spin-Off) in accordance with their terms and (iii) continued vesting of his outstanding Voyix equity awards granted prior to 2023 (as adjusted in connection with the Spin-Off), as if he had remained actively employed following the Spin-Off, consistent with the provisions of his amended employment agreement. Mr. Layden also agreed to execute a general release of claims in favor of Voyix and reaffirmed certain post-employment restrictive covenants pertaining to non-competition, non-solicitation, confidentiality and nondisparagement.

As of immediately following the consummation of the Spin-Off, the following individuals serve in the positions noted below at Voyix:

Name	Position
David Wilkinson	President, Chief Executive Officer
Brian Webb-Walsh	Executive Vice President, Chief Financial Officer
Kelly Moyer	Corporate Vice President, Chief Accounting Officer

Biographical information for each of Messrs. Wilkinson and Webb-Walsh and Ms. Moyer, as well as brief summaries of their respective compensatory arrangements, is provided below:

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David Wilkinson: David Wilkinson, 50, has served as Executive Vice President and President of NCR Commerce since December 2022, and is responsible for creating and executing Voyix’s overall vision and strategy for the retail and hospitality industries. Since joining NCR Corporation in November 2010, Mr. Wilkinson has overseen the sales and retail operations at NCR Corporation in various roles as vice president, senior vice president and President of NCR Retail. Prior to joining the NCR Corporation, Wilkinson held various leadership positions at leading IT and telecom firms including Avaya, Nortel and Verizon. In addition to his current duties, he is also a member of the Board of Trustees for the NCR Foundation, a board member for Junior Achievement of Georgia and serves on the board of directors of the National Retail Federation.

In connection with his designation as Chief Executive Officer of Voyix, and as previously reported on Current Report on Form 8-K filed with the SEC on September 27, 2023, Voyix and Mr. Wilkinson entered into an employment agreement, effective as of and conditional upon the closing of the Spin-Off, pursuant to which he will receive an annual base salary of $800,000 and participate in Voyix’s Management Incentive Plan with a total annual cash target bonus opportunity of 150% of his base salary. Beginning in 2024, Mr. Wilkinson will also be eligible to receive annual equity grants under Voyix’s equity-based incentive compensation program with a minimum grant date value equal to $5,500,000. In the event of a qualifying termination, Mr. Wilkinson will participate in Voyix’s Executive Severance Plan with a separation benefit of one times his annual base salary and target bonus, and will participate in Voyix’s Amended and Restated Change in Control Severance Plan with a separation multiplier equal to two-hundred percent. The employment agreement also contains customary employment terms and conditions, and in-term and post-term restrictive covenants applicable to Mr. Wilkinson.

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Brian Webb-Walsh: Brian Webb-Walsh, 48, has spent his career operating in global, publicly traded Fortune 500 organizations. Mr. Webb-Walsh held various roles at Xerox and most recently served as the Chief Financial Officer for UPS’ international, healthcare and supply chain solutions businesses. Prior to UPS, Mr. Webb-Walsh was the Executive Vice President and Chief Financial Officer of Conduent Incorporated, a technology-led business process services company. While at Conduent, Mr. Webb-Walsh led all aspects of finance, real estate, procurement, and transformation with a team of over 1,000 professionals based in the United States, India, and the Philippines. Mr. Webb-Walsh has expertise in investor relations and corporate financial planning and analysis with experience in overseeing large, global teams.

In connection with his hiring as Chief Financial Officer of Voyix, Voyix and Mr. Webb-Walsh entered into an employment agreement, pursuant to which he will (i) receive an annual base salary of $550,000, (ii) participate in Voyix’s Management Incentive Plan with a total annual cash target bonus opportunity of 100% of his base salary and (iii) be entitled to a sign-on equity grant of time-based restricted stock units with a grant date value equal to $2,000,000. Beginning in 2024, Mr. Webb-Walsh will also be eligible to receive annual equity grants under Voyix’s equity-based incentive compensation program with a minimum grant date value equal to $2,000,000. In the event of a qualifying termination following the consummation of the Spin-Off, Mr. Webb-Walsh will participate in Voyix’s Executive Severance Plan with a separation benefit of 1.5 times his annual base salary and target bonus, and will participate in Voyix’s Amended and Restated Change in Control Severance Plan with a separation multiplier equal to three-hundred percent. The employment agreement also contains customary employment terms and conditions, and in-term and post-term restrictive covenants applicable to Mr. Webb-Walsh.

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Kelly Moyer: Kelly Moyer, 49, joined NCR Corporation in 2009 and has held various leadership roles within controllership and was promoted to Assistant Controller in 2012. In 2021, she was promoted to the Chief Audit Executive role for NCR Corporation where she led the internal audit function. In each of her roles, she has proven her technical expertise, dedication to cross-functional collaboration, and commitment to delivering excellence. Prior to joining NCR Corporation, Ms. Moyer spent 12 years with PricewaterhouseCoopers in the audit assurance practice serving global, publicly traded organizations which included a secondment in the PricewaterhouseCoopers office in St. Albans, United Kingdom from 2003 to 2007. In addition to her current duties, Ms. Moyer also serves as Treasurer of the NCR Foundation, a role she has held since 2019. Ms. Moyer holds a bachelor’s degree in accounting from the University of Georgia.

In connection with her promotion to Corporate Vice President – Chief Accounting Officer of Voyix, Voyix provided Ms. Moyer with a promotion letter, effective as of and conditional upon the closing of the Spin-Off, pursuant to which she will receive an annual base salary of $320,000 and participate in Voyix’s Management Incentive Plan with a total annual cash target bonus opportunity of 45% of her base salary. Beginning in 2024, Ms. Moyer will also be eligible to receive annual equity grants under Voyix’s equity-based incentive compensation program with a minimum grant date value equal to $192,000.

There are no transactions involving any of the individuals listed above that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Act.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

Articles of Amendment to the Articles of Incorporation

On October 12, 2023, Voyix filed Articles of Amendment (the “Articles of Amendment”) to Voyix’s charter with the State Department of Assessments and Taxation of Maryland, which became effective at 5:00 p.m., Eastern Time, on October 13, 2023, pursuant to which Voyix changed its name from “NCR Corporation” to “NCR Voyix Corporation” (the “Name Change”). Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the Name Change was approved by the Voyix Board, did not require approval of Voyix’s stockholders and will not affect the rights of Voyix’s security holders.

The foregoing description of the Articles of Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Articles of Amendment and charter, copies of which are filed as Exhibits 3.1 and 3.2, respectively, hereto and are incorporated into this Item 5.03 by reference.

Amended and Restated By-laws

In addition, on October 13, 2023, the by-laws of Voyix were amended and restated (the “Amended and Restated By-laws”), effective as of the Spin-Off. The Amended and Restated By-laws revised the advance notice window for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of Section 8 of the Amended and Restated By-laws from not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting to not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the prior year’s annual meeting.

The Amended and Restated By-laws also contain changes of a technical or conforming nature to several other sections, including to reflect the Name Change.

The foregoing description of the Amended and Restated Bylaws is only a summary of the revisions made to the Amended and Restated Bylaws, does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.3 hereto and a marked copy of which showing the amendments is filed as Exhibit 3.4 hereto, which is incorporated herein by reference.

As a result of the adoption of the Amended and Restated Bylaws, the dates by which stockholders must notify Voyix in order to nominate a director for the 2024 annual meeting of stockholders, which were previously disclosed in the Voyix’s Definitive Proxy Statement filed with the SEC on March 21, 2023, have been adjusted. Under the Amended and Restated Bylaws, to be considered at the 2024 annual meeting of shareholders, a shareholder’s nomination of a director or the proposal of other business to be considered by the stockholders must generally be received by Voyix’s corporate secretary between January 3, 2024 and February 2, 2024. Any such notice also must comply with the requirements set forth in the Amended and Restated Bylaws and applicable law, including the rules and regulations promulgated by the SEC.

Item 8.01	Other Events

Press Release

On October 16, 2023, Voyix issued a press release (the “Spin-Off Press Release”) announcing, among other things, the consummation of the Spin-Off. A copy of the Spin-Off Press Release is attached as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

Redemption of Notes

On October 3, 2023, Voyix directed Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association (the “Trustee”) to issue (i) a notice of redemption to redeem all of the $500,000,000 outstanding aggregate principal amount of Voyix’s 5.750% senior notes due 2027 (the “2027 Notes”) issued under the indenture, dated August 21, 2019 (as amended, supplemented, restated, or otherwise modified from time to time, the “2027 Notes Indenture”), among Voyix, the subsidiary guarantors party thereto (the “Guarantors”) and the Trustee, and (ii) a notice of redemption to redeem all of the $500,000,000 outstanding aggregate principal amount of Voyix’s 6.125% senior notes due 2029 (the “2029 Notes” and, together with the 2027 Notes, the “Notes”) issued under the indenture, dated August 21, 2019 (as amended, supplemented, restated, or otherwise modified from time to time, the “2029 Notes Indenture” and, together with the 2027 Notes Indenture, the “Indentures”), among Voyix, the Guarantors and the Trustee.

The 2027 Notes were redeemed on October 17, 2023 (the “Redemption Date”), at a price equal to (i) $507,190,000.00 and (ii) accrued and unpaid interest from September 1, 2023 (the last regular interest payment date) to, but excluding, the Redemption Date, of $3,673,611.12. Accordingly, the total redemption payment for the 2027 Notes was $510,863,611.12.

The 2029 Notes were redeemed on the Redemption Date, at a price equal to (i) $515,369,622.00, consisting of a redemption premium of approximately $30.739244 per $1,000 principal amount of the 2029 Notes, and (ii) accrued and unpaid interest from September 1, 2023 (the last regular interest payment date) to, but excluding, the Redemption Date, of $3,913,194.44. Accordingly, the total redemption payment for the 2029 Notes was $519,282,816.44.

Pursuant to the provisions of each Indenture, Voyix deposited the redemption payment for each series of Notes with the Trustee on October 16, 2023, the business day immediately prior to the Redemption Date. Upon deposit of the redemption payment on October 16, 2023, each Indenture was satisfied and discharged in accordance with its respective terms. As a result of the satisfaction and discharge of each Indenture, Voyix and the Guarantors have been released from their obligations with respect to each Indenture and each series of Notes, except with respect to those provisions of each Indenture that, by their respective terms, survive the satisfaction and discharge of such Indenture.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro forma financial information

Voyix intends to file the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K.

(d) Exhibits.

Exhibit No.	Description

2.1	Separation and Distribution Agreement, dated as of October 16, 2023, by and between NCR Voyix Corporation. and NCR Atleos Corporation #

3.1	Articles of Amendment to the Articles of Incorporation of NCR Voyix Corporation, dated as of October 16, 2023

3.2	Articles of Amendment and Restatement of NCR Corporation, dated as of June 19, 2019

3.3	Amended and Restated By-laws of NCR Voyix Corporation, dated as of October 16, 2023

3.4	Redline of Amended and Restated By-laws of NCR Voyix Corporation, dated as of October 16, 2023.

10.1	Transition Services Agreement, dated as of October 16, 2023, by and between NCR Voyix Corporation and NCR Atleos Corporation #

10.2	Tax Matters Agreement, dated as of October 16 2023, by and between NCR Voyix Corporation and NCR Atleos Corporation #

10.3	Employee Matters Agreement, dated as of October 16, 2023, by and between NCR Voyix Corporation and NCR Atleos Corporation #

10.4	Patent and Technology Cross-License Agreement, dated as of October 16, 2023, by and between NCR Voyix Corporation and NCR Atleos Corporation #

10.5	Trademark License and Use Agreement, dated as of October 16, 2023, by and between NCR Voyix Corporation and NCR Atleos Corporation #

10.6	Master Services Agreement, dated October 16, 2023, by and between NCR Voyix Corporation and Cardtronics USA, Inc. #

10.7	Manufacturing Services Agreement, dated October 16, 2023, by and between NCR Voyix Corporation and Terafina Software Solutions Private Limited and NCR Corporation India Private Limited. #

10.8	Credit Agreement, dated as of October 16, 2023, by and between NCR Voyix Corporation, the foreign borrowers party thereto, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent. #

10.9	Seventh Amendment to Receivables Purchase Agreement, dated as of October 16, 2023, by and among NCR Receivables LLC, as seller, NCR Canada Receivables LP, as guarantor, NCR Corporation, as servicer, NCR Canada Corp., as servicer, PNC Bank, National Association, as administrative agent, and PNC Bank, National Association, MUFG Bank, Ltd., Victory Receivables Corporation and the other purchasers from time to time party thereto, as purchasers. #

10.10	First Amendment to Amended and Restated Purchase and Sale Agreement, dated as of October 16, 2023, among NCR Receivables LLC, as buyer, and NCR Corporation, as initial servicer and as an originator, Cardtronics USA, Inc., as a released originator and ATM National, LLC, as a released originator. #

10.11	Release Under Canadian Purchase and Sale Agreement, dated as of October 16, 2023, among NCR Canada Receivables LP, as buyer, NCR Canada Corp., as initial servicer and as an originator, and Canada Holdings Inc., as a released originator. #

99.1	Press Release of NCR Voyix Corporation, dated October 16, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#

Certain schedules and/or exhibits have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR VOYIX CORPORATION

October 17, 2023

	By:	/s/ Kelli Sterrett
	Name:	Kelli Sterrett
	Title:	Executive Vice President, General Counsel & Secretary